Exhibit 10.AA
CONFIDENTIAL TREATMENT REQUESTED

                     LICENSE AGREEMENT
                     -----------------


A.P. PHARMA, INC. ("APP")
a corporation organized under the laws of Delaware
with corporate headquarters at
123 Saginaw Drive
Redwood City, California  94063

                           AND:

RHEI PHARMACEUTICALS, INC. ("RHEI")
a corporation organized under the laws of Delaware
with corporate headquarters at
300 George Street
New Haven, Connecticut  06511



                       LICENSE AGREEMENT
                       -----------------

        THIS AGREEMENT is made as of the 1st day of October, 2006
("Effective Date"), by and between A.P. PHARMA, INC. ("APP") and
RHEI PHARMACEUTICALS, INC. ("RHEI").

                            RECITALS

        A.	APP is the owner of original processes, Patent Rights
and Know How (each as defined herein) covering the Licensed
Product (as defined herein);
        B.	RHEI is a specialty pharmaceutical company that, among
other things, licenses, registers and commercializes
pharmaceutical products in the Territory;
        C.	APP has developed the Licensed Product and has
initiated clinical trials in the United States for the purpose of obtaining approval to market the Licensed Product for the treatment of patients undergoing moderately or highly emetogenic chemotherapy;
        D.	RHEI desires to obtain an exclusive license under
APP's proprietary rights, including the Patent Rights and Know
How, to develop, obtain Regulatory Approval and commercialize the Licensed Product in the Territory; and
        E.	APP is willing to grant such license to RHEI and also
to permit RHEI to use the Data set forth on Schedule 4.2 for the purpose of obtaining Regulatory Approval of the Product.
It is therefore agreed as follows:
1.	DEFINITIONS.
        1.1	The terms defined in this Article 1 shall, for all
purposes of this Agreement, have the following meanings:
        1.2	"Active Ingredient" shall mean the chemical compound
known as granisetron.
        1.3	"Affiliate" shall mean any corporation or other entity
that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party but only for so long as such relationship exists. For the purposes of this section, "Control" shall mean ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests
pursuant to the applicable laws of the country of incorporation)
of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned pursuant to the applicable laws of the country of domicile) of the equity or interests in profits in the case of a business entity other than a corporation.
        1.4	"Applicable Permits" shall mean all permits or
approvals necessary to market the Licensed Product in any
country, including without limitation, permits or approvals
granted by the FDA and any pricing approvals.
        1.5	"Application for Regulatory Approval" means an
application made to a Regulatory Authority in any country for permission to Market Licensed Product in that country, and includes without limitation a New Drug Application (an "NDA")
and an Abbreviated New Drug Application (an "ANDA") submitted to the FDA or an equivalent application submitted to an equivalent Regulatory Authority in the Territory.
        1.6	"Biochronomer formulation" shall mean APP's delivery
system described and claimed in the Patent Rights listed on
Schedule 1.24 and any and all improvements thereto that APP is legally entitled to license and related Know How and Data.
        1.7	"Clinical Information" means clinical, pharmacology,
toxicology, safety, efficacy, and Phase I, II and III Data set forth on Schedule 4.2 or similar information of a Party,
relating to the Licensed Product.
        1.8	"Commercially Reasonable Efforts" means efforts of a
degree and kind, including the level of attention and care and providing of funding and manpower, consistent with the exercise of good business judgment for a company similarly situated as
APP or RHEI, as the case may be, and in the case of RHEI, such efforts will in no event be less than the efforts that RHEI
applies with respect to its own products (including, without limitation, in-licensed products) of similar commercial potential and stage of product life cycle.
        1.9	"Competition" shall mean that one or more third
parties is marketing in the Territory, for use in humans, a long-acting poly(ortho ester) formulation of the Active
Ingredient for subcutaneous administration, and cannot be
legally restrained from such marketing.
        1.10	"Confidential Information" shall mean all proprietary
materials or other information (whether or not patentable)
regarding a Party's technology, products, business information or objectives, including without limitation, Data, Know-How,
Clinical Information, CMC, Manufacturing and Marketing
information, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, know-how or other information is disclosed by the disclosing Party to the other Party.  Notwithstanding the
foregoing to the contrary, materials, know-how or other
information which is orally, electronically, visually, or
otherwise disclosed by a Party, or is disclosed in writing
without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party if the disclosing Party, within 30 days after such disclosure, delivers to the other
Party a written document or documents describing the materials or other information and referencing the place and date of such oral, visual, electronic, written or other disclosure and the names of the persons to whom such disclosure was made.
        1.11	"Data" shall mean and include the data set forth on
Schedule 4.2 and any other Clinical Information concerning the Licensed Product necessary or useful for seeking and obtaining Regulatory Approval and Applicable Permits in the Field in the
United States.
        1.12	"Effective Date" shall mean the date first written on
page 1 of this Agreement.
        1.13	"FDA" shall mean the United States Food and Drug
Administration or any successor United States governmental
agency performing similar functions with respect to
pharmaceutical products.
        1.14	"Field" shall mean any and all human applications.
        1.15	"Invention" means any improvement to the Licensed
Product, any new performance characteristic of the Licensed
Product, any new process used to Manufacture the Licensed
Product, or any step or steps in any such process.
        1.16	"Know How" shall mean all APP inventions, discoveries,
trade secrets, improvements and information not in the public domain, whether or not patented or patentable (but excluding
Patent Rights), together with all experience, data, formulas, procedures and results, and improvements thereon, now existing or hereafter developed or acquired (by APP) during the term of and in connection with this Agreement and proprietary or
licensed with right to sublicense to APP, which relate to or are useful for the development, Marketing or use of Licensed
Product.
        1.17	"Knowledge" or "knowledge" shall mean, with respect to
either Party, the actual knowledge of its executive officers and/or managers after having taken reasonable steps to be
informed of or ascertain the existence or lack thereof of any matter.
        1.18	"Licensed Product" shall mean a formulation of the
Active Ingredient with the Biochronomer formulation, including the formulation designated by APP as APF530.
        1.19	"Manufacture" means to process, prepare, make and
analyze and Manufacturing and Manufactured have a corresponding meaning.
        1.20	"Market" means to promote, distribute, package, label,
market, advertise, sell or offer to sell, and Marketing has a corresponding meaning.
        1.21	"NDA" shall mean a New Drug Application or equivalent
application for approval to market submitted to the FDA or an equivalent regulatory agency in the Territory.
        1.22	"Net Sales" shall mean the total of all amounts
invoiced by RHEI and its Affiliates for Licensed Product sold to independent, unrelated third parties in the Territory in bona fide arms length transactions, less the following deductions actually allowed and taken by such third parties and not
otherwise recovered by or reimbursed to RHEI or its Affiliates:
(i) trade, cash and quantity discounts in such amounts as are customary in the trade; (ii) rebates (including any retroactive rebates), credits or other reimbursements actually paid; (iii)
taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iv) value added taxes when included as part of the sales price and not refunded to the payor; (v) freight,
insurance, and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; (vi) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and (vii) other allowances, adjustments, reimbursements, discounts, chargebacks and rebates related to the sale of such Licensed Product that are granted to third
parties, including governmental entities and managed care organizations. Net Sales shall not include sales of Licensed
Product between or among RHEI and its Affiliates.
        1.23	"Party" shall mean APP or RHEI, and Parties shall mean
APP and RHEI.
        1.24	"Patent Rights" shall mean any patent application or
issued patent covering Licensed Product or any improvement to
Licensed Product that are owned or otherwise controlled with right to license by APP during the term of this Agreement, in the Territory, including any addition, continuation,
continuation in part, or division thereof or any substitute application thereof, any reexamination, any reissue or extension of any such patent, and any confirmation patent, registration patent revalidation patent, or patent of addition based on any such patent, any patents owned or controlled with right to
license by APP that dominate any of the foregoing, and includes without limitation the patent applications set forth on Schedule
1.24.
        1.25	"Regulatory Approval" shall mean the permission or
consent granted by any relevant Regulatory Authority for the
Marketing of Licensed Product in the Territory.
        1.26	"Regulatory Authority" shall mean, in respect of any
country, any government or other agency responsible for the issuance of approval to Market pharmaceutical products in or [***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

sold from that country, including without limitation the FDA and the corresponding authorities in the Territory.
        1.27	"Territory" shall mean the People's Republic of China
(including without limitation Hong Kong and Macau) and Taiwan.
        1.28	"US GAAP" shall mean accounting principles generally
accepted in the United States of America.
        1.29	"Valid Claim" shall mean a claim of an unexpired
issued patent falling within Patent Rights, which claim shall not have been withdrawn, cancelled, disclaimed or held invalid by a court, tribunal, arbitrator or governmental agency of
competent jurisdiction in a final or unappealed or unappealable decision.
2.	PRODUCT DEVELOPMENT
        2.1	APP represents and warrants to RHEI that APP has
commenced the development of the Licensed Product prior to the Effective Date and that as of the Effective Date Licensed
Product is undergoing Phase III clinical trials in the United
States. After the Effective Date, RHEI shall use Commercially Reasonable Efforts to develop on its own or on its behalf
Licensed Product in the Territory.
3.	PRODUCT DEVELOPMENT COSTS
        3.1	In consideration of the entering into of this
Agreement by RHEI, and the agreement by RHEI to make the license and milestone payments required by Article 8 of this Agreement, and to pay the royalties required by Article 11 of this
Agreement, APP agrees to carry out its obligations under this
Agreement.
        3.2	Any cost required to obtain Regulatory approval and
Applicable Permits of the Licensed Product in the Territory
other than [***] under this Agreement shall be paid [***].
4.	DISCLOSURE OF INFORMATION AND REPORTING
        4.1	Within 30 days after the Effective Date, APP shall
disclose and deliver to RHEI APP's existing Clinical
Information.  Thereafter, during the term of this Agreement, each Party shall disclose and deliver to the other Party
Clinical Information within 30 days after the same shall become available, including information relating to the safety of
Licensed Product as set forth in Sections 4.7-4.9 below and any regulatory problems relating thereto, all to the extent necessary or useful to enable the receiving Party to develop or
Market or have Marketed the Licensed Product in accordance with its obligations under this Agreement.  Clinical Information
disclosed under this Section 4.1 shall be treated by the
receiving Party as Confidential Information of the disclosing
Party in accordance with Article 7 below.
        4.2	APP shall deliver to RHEI Data, in an agreed upon
form, as follows:  APP shall deliver to RHEI within 30 days
after the Effective Date the final report of any studies set forth in Schedule 4.2 and completed by APP on the Licensed
Product and thereafter within 30 days after completion of each additional final report relating to Clinical Information. RHEI shall be responsible at its cost for all translations of any such Data.
        4.3	Within 30 days after the Effective Date, the Parties
shall mutually determine what other Data are judged by the
Parties as necessary or useful for RHEI to commercialize the
Licensed Product in the Territory. Within 30 days of such determination, APP shall disclose and deliver to RHEI such Data that are existing as of the Effective Date.  Thereafter, during the term of this Agreement, APP shall disclose and deliver such
Data within 30 days after it becomes available.
Records, Reports and Inspections.
        4.4	APP shall maintain records in sufficient detail and in
compliance with cGMP, GCP and GLP standards for such period
after their completion as may be required by applicable
regulations of the FDA, which records shall fully and properly reflect all work done and all results achieved by APP in the performance of its obligations under this Agreement. RHEI shall have the right to notify APP if a Regulatory Authority in the Territory requests maintenance of records that are not required by such applicable regulations of the FDA. The Parties agree to discuss and attempt to resolve any such request, provided, however, that if the Parties mutually agree to undertake
additional studies or data collection or the like in order to resolve such request, the cost will be borne by RHEI.
Once in each calendar quarter each Party shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to confer by telephone or to visit the other Party at its offices and laboratories during normal business hours and upon two weeks notice, and to discuss the progress of the development work, its results, and the
information generated, with the technical personnel of the other Party. Until approval of the NDA or Regulatory Approval each
Party shall provide to the other Party within 30 days after the end of the relevant period, semi-annual written reports of the progress and results of its development work and the information generated during the relevant reporting period.
If a Regulatory Authority in the Territory desires to conduct an inspection or audit of APP's facility with regard to a Licensed Product or this Agreement, APP shall permit such inspection and agrees to cooperate with the Regulatory Authority and RHEI
during such inspection or audit.  Following receipt of the
inspection or audit observations of the Regulatory Authority (a copy of which the receiving Party will immediately provide to the other Party if given by the Regulatory Authority), the
Parties will cooperate to prepare a response to any observation that concerns this Agreement.  The Parties agree to fully
cooperate in the preparation of such a response, including by providing such information and documentation in a Party's possession as may be necessary. Each Party agrees to conform its respective activities under this Agreement to any commitments made in such a response, except to the extent a Party believes in good faith that such commitments violate applicable laws.
Safety Information
        4.7	During the Term of this Agreement, each Party shall
promptly notify the other Party of all information required to be reported to the FDA or the Regulatory Authority in the
Territory coming into its possession concerning side effects, injury, toxicity or sensitivity reaction including unexpected increased incidence and severity thereof associated with commercial or clinical uses, studies, investigations or tests
(animal or human) with the Licensed Product ("Adverse Reaction Reports"). Each Party shall transmit such Adverse Reaction
Reports so that they are received by the other Party within 30 days after receipt by the transmitting Party, or such other
reporting period as may be required by law.  All such
communications and other safety communications shall be held in confidence by each Party subject to the terms of Article 7 hereof.
        4.8	RHEI agrees to share safety information, including
without limitation, Adverse Reaction Reports, with APP's other licensees (if any) who agree to share such information with RHEI and to require the same obligations of its co-promotion partners
(if any).
        4.9	APP agrees to use reasonable efforts to secure the
same provision in other Licensed Product licenses granted by APP so that safety information generated by other licensees of the Licensed Product will be shared with RHEI.
5.1	ADDITIONAL INFORMATION FOR REGULATORY APPROVAL
        5.1	APP shall provide to RHEI additional information
relating to the Licensed Product in its possession or control that is required to support Application for Regulatory Approval of Licensed Product in the United States that may be reasonably necessary to enable RHEI to apply for and obtain Regulatory
Approval in the Territory for the Licensed Product and to Market Licensed Product in the Territory. APP shall provide such existing additional information within 30 days after the
Effective Date and thereafter promptly after such information is available.
6.	APPLICATION FOR REGULATORY APPROVAL
        6.1	Provided that APP has complied in all material
respects with its obligations under this Agreement, RHEI shall use Commercially Reasonable Efforts to file in accordance with the timelines set forth in Schedule 6.1 (as such timelines may be adjusted by mutual action of the Parties) at the cost of
RHEI, and in the name of RHEI, or any Affiliate of RHEI, any Applications for Regulatory Approval required for the Licensed
Product in the Territory.  APP shall reasonably cooperate with
RHEI in the filing of an Application for Regulatory Approval in the Territory.  Notwithstanding the foregoing, APP shall have the sole right to determine when clinical trials shall be
initiated in the Territory, provided that once an Application for Regulatory Approval has been accepted by the FDA, APP shall be deemed to have granted to RHEI or its Affiliates the right to initiate clinical trials in the Territory. For avoidance of doubt, upon the Effective Date, RHEI shall have the right, but not the obligation, to file an application to conduct a
confirmatory clinical trial for Licensed Product with any
Regulatory Authority in the Territory.
        6.2	Subject only to Section 19.5, RHEI or its Affiliate
shall retain ownership of each Application for Regulatory
Approval in the Territory.  Any Regulatory Approval, import
licenses, formulary listings or other licenses or approvals for the Licensed Product in the Territory, or any agency or instrumentality thereof authorizing import and/or sale of the
Licensed Product shall be issued in the name of RHEI or any
Affiliate of RHEI.
7.	CONFIDENTIALITY.
        7.1	Each of RHEI and APP shall maintain all Confidential
Information of the other Party, in confidence, and shall not at any time disclose any such information to persons other than their Affiliates, officers, employees, agents, consultants and advisers with a need to know, except where permitted by this Agreement, and only to the extent necessary for the purposes of this Agreement. RHEI and APP shall use Confidential Information of the other Party only to the extent necessary or permitted by this Agreement, or required by law, including, without limitation, as necessary in the course of seeking, enforcing or defending patent rights, obtaining approval to Market Licensed Products, in the course of any actual or potential financing or in connection with any sublicensing, alliance or other arrangement permitted under this Agreement. RHEI and APP shall take all reasonable steps to ensure that their respective
Affiliates, agents, officers, employees, representatives,
[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

consultants, advisors, permitted licensees, potential licensees and permitted sublicensees or others entitled to receive the disclosing Party's Confidential Information under this Agreement maintain the obligations of confidence imposed on RHEI and APP by this Agreement.
        7.2	Section 7.1 shall not apply to any Confidential
Information that:
               (a)	the receiving Party can establish by written
documentation was known to it at the time of its disclosure by the other Party;
               (b)	has been published or is otherwise within the
public knowledge or is generally known to the public;
               (c)	has come into the public domain without any
breach of this Agreement;
               (d)	became known or available to it from a source
having the right to make such disclosure to it and without
restriction on such disclosure to it;
               (e)	is disclosed to the public and is generally
available to the public as a result of compliance with any
applicable law or regulation;
                (f)	is disclosed as the result of publication of an
application for patent relating to the Licensed Product anywhere in the world; or
                (g)	is independently developed as established by the
receiving Party without use of the disclosing Party's
Confidential Information.
        7.3	Each Party acknowledges that improper use or
disclosure of information of the other Party that must be kept in confidence under Section 7.1 above would cause substantial harm to the other Party (in particular in potentially barring patent protection for that Party's technology), and that such harm could not be remedied by the payment of damages alone.
Accordingly, each Party will be entitled to preliminary and
permanent injunctive relief and other equitable relief for any breach of this Article 7 by the other Party, without prejudice to all other remedies available at law or in equity.
8.	LICENSE AND MILESTONE PAYMENT BY RHEI.
        8.1	RHEI shall make the milestone payment due on the
Effective Date by wire transfer to APP within 10 business days after execution of this Agreement and, thereafter, by wire
transfer within 10 days after each subsequent occurrence
requiring a milestone payment, in U.S. dollars as follows:
[***]
9.	LICENSE TO APP.
        9.1	APP shall be entitled to use the Data generated by or
on behalf of RHEI or its Affiliates for Licensed Product at any time after the Effective Date for the purpose of obtaining
Regulatory Approval of the Licensed Product in jurisdictions outside of the Territory.
10.	LICENSE OF PRODUCT.
        10.1	APP hereby grants to RHEI an exclusive license in the
Territory under the Patent Rights and Know How to develop, have developed, apply for and obtain Regulatory Approval, use, Market and import Licensed Product, with the right to grant sublicenses to Affiliates of the same scope as the license granted by this Agreement, (except that any Affiliate shall have no right to grant further sublicenses), to develop, have developed, apply for and obtain Regulatory Approval, use, Market and import
Licensed Product in the Territory.  RHEI and its Affiliates
shall also have the right to grant co-promotion rights to third parties in the Territory.
        10.2	APP hereby grants to RHEI the right to use the
Clinical Information and Data generated by or on behalf of APP and its Affiliates (as provided in Section 4.2) for the purpose of obtaining Regulatory Approval of the Licensed Product in the
Territory.
        10.3	RHEI shall have the right to Market and sell Licensed
Product under any trademark or trademarks that RHEI chooses and has the legal right to use, whether now or hereafter acquired or developed. At RHEI's sole discretion, RHEI shall have the right to use trademark(s) for Licensed Product which is/are filed for and owned by APP, if any, and APP hereby grants to RHEI all
rights and licenses to use such APP product trademark(s) in
connection with Licensed Product in the Territory. Upon the
written request of APP, RHEI will, in addition to a product
trademark, in any event use a line trademark proprietary to APP that is registered and owned by APP in the People's Republic of
China (which may, but need not be, "Biochronomer"), which
trademark shall be displayed in a prominent position (but in a size and prominence less than the primary trademark selected by
RHEI) on all promotional and Marketing materials for the
Licensed Product.  Except as expressly set forth herein, nothing herein shall be deemed to give either party any rights to the trademarks of the other party.
        10.4	RHEI shall make, or shall cause an Affiliate to make,
the first commercial sale of the Licensed Product in each country in the Territory within 90 days following the grant of Regulatory Approval and any other necessary Applicable Permits, including, without limitation, pricing approval if required in that country.
[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        10.5	RHEI shall use Commercially Reasonable Efforts in the
Marketing of the Licensed Product.
11.	ROYALTIES.
        11.1	In consideration for the rights and licenses granted
herein, and subject to the other provisions of this Article 11 of this Agreement, RHEI shall pay to APP an earned royalty on
Net Sales without reduction for any withholding tax or similar payments required to be made to a country in the Territory
(which withholding tax or similar payments shall be made by RHEI and evidence of payment, including a certificate of payments, timely provided to APP) of:
                (a)	[***] percent of the first US [***] of Net Sales
of Licensed Product in the Territory in each calendar year; and
                (b)	[***] percent of all Net Sales of Licensed
Product in the Territory in excess of [***] in each calendar year.
                (c)	Beginning with the [***] calendar year following
first commercial sale of the Licensed Product in the Territory, if in any calendar year earned royalties under Sections 11.1(a)
and (b) above do not equal or exceed [***], RHEI agrees to pay to
APP the difference between earned royalties paid and [***] or
[***] percent of the earned royalties for the prior calendar year, whichever is greater.
        11.2	RHEI shall pay the earned royalties required by
sections 11.1 in respect of the Net Sales of the Licensed
Product in each country in the Territory until the later of:
               (a)	the expiry of [***] years from the first
commercial sale in that country of Licensed Products; or
               (b)	provided that Licensed Product is covered by a
Valid Claim of an issued patent included in Patent Rights in that country within [***] years of the first commercial sale of
Licensed Product in such country, until the Licensed Product is no longer covered by such Valid Claim in such country of sale.
        11.3	If Net Sales in any year are reduced by [***] or more
from the prior year's Net Sales due to Competition, as
established by appropriate documentation submitted to APP, all royalties on Licensed Product shall be [***] (e.g., a [***] rate shall be reduced to [***] and an [***] rate shall be reduced to
[***]) beginning in the year subsequent to documentation of such reduction in Net Sales and continuing until the earlier of (i)
the calendar quarter after Competition ceases to exist, or (ii)
the expiration of the obligations of RHEI to make royalty
payments under Section 11.2.
        11.4	Upon the expiration of the obligations of RHEI to make
the royalty payments required by Section 11.1 in any country in the Territory, RHEI shall have a fully paid-up, royalty free license to develop, have developed, use, Market and import
Licensed Product in that country.
Royalty Reports and Payments
        11.5	Earned royalty payments hereunder shall be made within
45 days following the end of each calendar quarter, and each payment shall include royalties which shall have accrued during said calendar quarter.  Such quarterly payments shall be
accompanied by a report setting forth separately the Net Sales of Licensed Product sold during said calendar quarter in each country in the Territory and the calculation of earned royalties payable for such calendar quarter.
        11.6	No multiple royalties shall be payable because
Licensed Product, its manufacture, use or sale is or shall be covered by more than one Patent Right.
        11.7	The remittance of royalties payable on Net Sales
outside the United States shall be made to APP in United States dollars at the free market rate of exchange of the currency, as published in the most recent issue of the Wall Street Journal
(New York edition), of the country in which the Net Sales are made on the particular date the particular United States dollars are transmitted for payment as royalties.
Records and Audits
        11.8	RHEI and its Affiliates shall keep and maintain, and
shall cause their co-promotion partners to keep and maintain, records of Net Sales.  Such records shall be open to inspection by APP or, in the case of their co-promotion partners, by RHEI on behalf of APP or by APP, upon reasonable advance notice at any mutually agreeable time during normal business hours within three years after the royalty period to which such records
relate by an independent certified public accountant (or the equivalent in countries other than the United States) reasonably acceptable to RHEI but selected by APP. Said accountant shall have the right to examine the records kept pursuant to this
Agreement and report findings of said examination of records to
APP only insofar as it is necessary to evidence any error on the part of RHEI.  This right of inspection shall be exercised only once with respect to each country in the Territory for any
calendar year.  The cost of such inspection shall be borne by
APP unless the result of such examination is the determination that Net Sales in a particular country have been understated by at least 5 percent for any calendar year in which event RHEI shall bear the reasonable cost of such inspection for such
country.
12.	TECHNOLOGY CONSULTATION.
[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        12.1	APP shall provide technical consultation reasonably
requested by RHEI on an as needed basis at times and places
convenient to APP.  APP also shall be available, at the
reasonable request of RHEI, for consultation during any
regulatory inspection or to assist in responding to regulatory questions that may occur during the prosecution of any
Application for Regulatory Approval of, or Applicable Permit
for, the Licensed Product.  If APP and RHEI agree that APP
should travel to the Territory for such consultation and
assistance, RHEI shall pay the reasonable out-of-pocket expenses of APP for such travel.
        12.2	RHEI shall use the Data, Know-How and Clinical
Information transferred pursuant to this Agreement only in
accordance with this Agreement and shall not use it for any
other purpose.
13.	SUPPLY.
        13.1	APP or its designated supplier shall provide to RHEI
or its Affiliates supply of the Licensed Product for clinical trials and for commercialization.  The transfer price for
clinical supplies and samples for regulatory purposes shall be the fully-burdened actual cost of the Licensed Product to APP computed in accordance with US GAAP but shall not exceed US
[***] per individual patient dosage. The transfer price for commercial supplies of the Licensed Product shall be the lower of APP's fully burdened actual cost (computed in accordance with
U.S. GAAP) of the Licensed Product plus [***] or US [***] per individual patient dosage increased by an appropriate U.S. Cost of Living Adjustment.  APP shall endeavor to reduce the unit dosage price to below [***].
        13.2	The Parties will negotiate in good faith the remaining
provisions of the supply agreement within nine months after the Effective Date, which shall include, without limitation, that
RHEI is responsible for import permits, providing product labels for primary and secondary packaging, freight and insurance for shipping Licensed Product from the site of manufacture and any import duties.  The definitive supply agreement shall also
include product warranties and indemnification by the Parties and provisions for a second or alternative source of supply. Notwithstanding any other provision of this Agreement, APP agrees to discuss with RHEI the grant to RHEI or its Affiliates the right to Manufacture bulk or final Licensed Product without either Party being bound to enter into such an agreement.  If such agreement should be made, the transfer price of materials, if any, that may be supplied by APP shall be APP's fully-
burdened actual cost (in accordance with U.S. GAAP) plus ten percent.
14.	PATENTS, INFRINGEMENT.
        14.1	If either party determines that any of the Patent
Rights and/or Know How have been infringed by the Manufacture or Marketing in the Territory of a product containing the Active Ingredient, such Party shall give to the other Party notice of such alleged infringement, in which event RHEI may at its
discretion take such steps as it may consider necessary to
prosecute such infringement.  RHEI may not settle any such
litigation in a manner that adversely affects the rights of APP hereunder without the consent of APP. APP shall have the right, at its own expense, to be represented by counsel in any such litigation. If RHEI, after such notice, elects not to bring suit, it shall notify APP of such election within 60 days after receipt of such notice and APP shall then have the right to bring suit at its own expense.  APP shall also have the right to bring suit if RHEI fails to institute suit within 180 days from the date of the original notice of infringement.
        14.2	In any litigation brought by RHEI under section 14.1,
RHEI shall notify APP of the commencement of that litigation and shall have the right to use and sue in APP's name, and APP shall have the right, at its own expense, to be represented by
counsel, but RHEI shall have sole control of such suit.  In any such litigation, APP may elect by notice to RHEI to share
equally with RHEI the costs of such litigation in exchange for the right to share equally with RHEI in any recovery of damages resulting from such litigation. Such election by APP shall be made not later than 45 days from the date such litigation is commenced. If APP does not elect to share costs of such litigation with RHEI, RHEI shall be entitled to the full
recovery of any damages but the amount of the actual damages (excluding enhanced and/or punitive damages) less the costs to
RHEI of the litigation shall be considered Net Sales in the year received and subject to the payment of royalties as provided in
Section 11.1.  RHEI may not settle any such litigation in a
manner that adversely affects the rights of APP hereunder
without APP's consent.
        14.3	In any litigation brought by APP following an election
by RHEI pursuant to section 14.1 not to bring suit, APP shall notify RHEI of the commencement of that litigation and shall have the right to use and sue in RHEI's name (if RHEI is deemed a necessary party), and RHEI shall have the right, at its own expense, to be represented by counsel, but APP shall have sole control of such suit. In any such litigation, RHEI may elect by notice to APP to share equally with APP the costs of such [***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

litigation in exchange for the right to share equally with RHEI in any recovery of damages resulting from such litigation.  Such election by RHEI shall be made not later than 45 days from the date of the commencement of any such action.  If RHEI does not elect to share costs of such litigation with APP, APP shall be entitled to the full recovery of any damages.  APP may not
settle any such litigation in a manner that adversely affects the rights granted to RHEI under this Agreement without RHEI's consent.
        14.4	In any litigation brought by one Party and naming the
other Party as a party plaintiff, pursuant to Section 14.2 or
14.3 above, the litigating Party shall hold harmless and
indemnify the other Party from and against any order for costs arising without fault or negligence of the non-litigating Party that may be made against such non-litigating party by reason of being named a Party plaintiff in such lawsuit.
Infringement of Third Party Patents
        14.5	In the event of a final judgment in any patent
infringement suit requiring RHEI to pay lump sum damages or a royalty to a non-Affiliated third party or in the event of a settlement of such suit or threatened suit consented to in
writing by APP, (a) upon receipt by APP of proof of payment by
RHEI of lump sum damages, the future milestone payments due to
APP pursuant to Article 8 shall be reduced by one-half until the final milestone payment due to APP has been paid and after such time, if RHEI has not recovered the full amount of such lump sum payment, then the remainder shall be credited as royalty payment reductions in accordance with (b) below until the full amount of any lump sum damage payment has been recovered by RHEI; and (b)
if the judgment or settlement requires royalty payments to be made, the future royalty payments due to APP pursuant to Article
11 shall be reduced by [***] of the royalty payment due to the third party, but in no case shall the royalty payment due APP be reduced by more than [***], provided that, any third party
royalty payments not credited in any given year may be carried forward for credit in any future year.
15.	OWNERSHIP OF INVENTIONS AND KNOW HOW.
Ownership of Intellectual Property Rights
        15.1	APP shall retain its rights in and/or title to all
Patent Rights which it owned or controlled prior to the
Effective Date hereof.
        15.2	All Inventions made by APP or by RHEI in the
performance of its obligations under this Agreement shall be owned as follows:
               (a)	Any such Inventions relating to the Biochronomer
formulation and/or relating to the composition or manufacturing of the Licensed Product shall belong to APP and shall be
included in the rights and licenses under this Agreement to RHEI in the Territory; and
               (b)	Any other Inventions relating to the Licensed
Product in the Territory shall belong to the Party making the
Invention and be licensed to RHEI in the Territory and to APP outside the Territory; provided that if any of the other
Inventions are jointly made under this Agreement by APP and
RHEI, the Parties shall jointly own any such Inventions and the
Parties agree that each Party shall have the right to practice and exploit such joint inventions in accordance with the United
States Patent Laws, except that APP's rights in any such
Invention shall be included in the license under this Agreement to RHEI in the Territory and RHEI's rights in any such Invention shall be licensed by RHEI to APP outside the Territory.
        15.3	The determination of inventorship for Inventions shall
be made in accordance with applicable laws relating to
inventorship set forth in the patent laws of the United States
(Title 35, United States Code).
        15.4	Each Party shall cause any inventor of any Invention
employed by it to assign any and all rights that any such
inventor may have in any such Invention to RHEI or to APP, as contemplated by this Agreement. Each Party shall cooperate with the other party to effectuate the provisions of this Article 15 and shall execute any documents that may reasonably be required to apply for and to obtain any patents.  Each Party agrees to be named as a party, if necessary, to bring and/or maintain a
lawsuit involving a patent on a jointly owned Invention.
Disclosure of Inventions
        15.5	Each Party shall notify, in writing, the other Party
of any Inventions made after the Effective Date and of any
patent applications that it intends to file claiming Inventions made after the Effective Date that may be subject to the
provisions of this Article 15, as promptly as possible, to
arrange, if appropriate, for simultaneous filing of
applications.
Filing and Prosecution of Patent Applications by RHEI
        15.6	RHEI shall have right and the responsibility at its
expense for filing, prosecuting and maintaining patents and
patent applications in the Territory for all Inventions owned by
RHEI.  RHEI shall disclose to APP the complete texts of all such patents and patent applications filed by RHEI or its Affiliates that relate to the Licensed Product, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue,
revocation, nullification, or any official proceeding involving such patent application.  APP shall have the right to review all such pending applications and other proceedings in the Territory and make recommendations to RHEI concerning such applications.
RHEI shall keep APP fully informed of the course of patent
prosecution or other proceedings relating to any such Invention and/or Patent Rights and shall provide to APP copies of any
substantive communications submitted to or received from patent offices in the Territory in sufficient time for APP to provide comments, if desired.  RHEI shall give due consideration to any comments timely provided by APP.
Filing and Prosecution of Patent Applications by APP
        15.7	APP shall have right and the responsibility at its
expense for filing, prosecuting and maintaining patents and
patent applications for all Inventions and Patent Rights
controlled by APP in each country in the Territory.  APP shall disclose to RHEI the complete texts of all such patents and
patent applications filed by APP that relate to the Licensed
Product, as well as all information received concerning the
institution or possible institution of any interference,
opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such patent application.
RHEI shall have the right to review all such pending
applications and other proceedings in the Territory and make recommendations to APP concerning such applications. APP shall keep RHEI fully informed of the course of patent prosecution or other proceedings relating to any such Invention and/or Patent
Rights and shall provide to RHEI copies of any substantive
communications submitted to or received from patent offices in the Territory in sufficient time for RHEI to provide comments, if desired.  APP shall give due consideration to any comments timely provided by RHEI.
        15.8	RHEI shall have the right to assume responsibility for
any patent or patent application in the Territory relating to the Licensed Product that APP intends to abandon or otherwise cause or allow to be forfeited.  APP shall give RHEI reasonable written notice prior to abandonment or other forfeiture of any such patent or patent application so as to permit RHEI to
exercise its rights under this section at its own cost.
Enforcement of Intellectual Property Rights
        15.9	Each Party shall report to the other any infringement
or any unauthorized use or misuse of APP Patent Rights or Know
How in the Territory that may come to its attention.
Filing and Prosecution of Patent Applications Jointly Owned
        15.10	The Parties shall determine and agree which of
them shall be responsible for filing, prosecuting and
maintaining patent applications and patents on jointly owned
Inventions.
        16.	REPRESENTATIONS, WARRANTIES AND COVENANTS.
Representations, Warranties and Covenants of APP.
        16.1	APP expressly warrants and represents to RHEI that:
               (a)	APP owns all right, title, and interest in and
to, or the exclusive right to practice in the Territory, all presently existing Patent Rights (including those listed in
Schedule 1.24) and Know How relating to Licensed Product, Data and Clinical Information; APP is legally able to grant to RHEI an exclusive license to practice existing Patent Rights, Know-
How, Data and Clinical Information with respect to the Licensed
Product in the Territory.
               (b)	APP is empowered and has the right to enter into
this Agreement, perform its obligations hereunder and to grant the rights and licenses provided for herein without the need for any consents or permission and without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of RHEI under this Agreement;
               (c)	APP has not entered, and has no obligation to
enter, into any arrangement or agreement that conflicts or would conflict with or adversely affects or could adversely affect, as applicable, the rights of RHEI under this Agreement;
               (d)	APP has no Knowledge of any patents or patent
applications owned by a third party and not licensed to APP that would be infringed by the practice of the presently existing
Patent Rights or Know-How, by the Manufacture or Marketing of
the Licensed Product or by the use of the Data or Clinical
Information in the Territory.  APP has not received any claims, notices, or threats of infringement by third parties with
respect to such matters;
               (e)	APP has no Knowledge of any claim that any third
party asserts ownership rights in the Territory in any of the
Patent Rights, Know How, Licensed Product, Data or Clinical
Information;
               (f)	APP has no Knowledge that the use of any of the
Patent Rights, Know-How, Data, Clinical Information, or the
making, using, importing, offering for sale or selling Licensed
Product, in the Territory infringes any right of any third
party;
               (g)	APP shall file and diligently prosecute in
accordance with all applicable laws national stage applications of the Patent Rights in the Territory, and maintain any patents issuing thereon;
               (h)	As of the Effective Date, there are no inquiries,
actions or other proceedings pending before or threatened by any Regulatory Authority or other government agency with respect to any APP manufacturing facility and APP has not received any
notice threatening any such inquiry, action or other proceeding.
As of the Effective Date, there are no investigations pending before or threatened by any Regulatory Authority or other
government agency with respect to any APP facility where
Licensed Product will be manufactured and APP has not received notice threatening any such investigation  During the term of this Agreement, APP shall notify RHEI promptly in writing upon learning of any such actual or threatened inquiry, action,
proceeding, or investigation.
Mutual Representations and Warranties.
        16.2	Each Party hereby represents and warrants to the other
Party as follows:
               (a)	It is a corporation duly organized, validly
existing and in good standing under the laws of the jurisdiction of its incorporation.  It has all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this
Agreement have been duly authorized by its Board of Directors;
               (b)	There is no pending or, to its knowledge,
threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder;
               (c)	There is no indenture, contract, or agreement to
which it is a party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this
Agreement or the performance or observance by it of any material term or condition of this Agreement;
               (d)	It will use Commercially Reasonable Efforts to
carry out or have carried out the development of the Licensed
Product in the United States in the case of APP and in the
Territory in the case of RHEI in accordance with its obligations set forth in this Agreement; or
               (e)	It has not been debarred or the subject of a
debarment proceeding by any Regulatory Authority.  It shall not use in connection with this Agreement any employee, consultant or investigator that has been debarred or the subject of
debarment proceedings by any Regulatory Authority.
17.	INDEMNIFICATION
Indemnification of APP.
        17.1	RHEI shall indemnify and hold harmless APP and its
officers, directors, employees and agents against and from any losses, damages, injuries, liabilities, claims, demands,
settlement, judgments, awards, fines, penalties, taxes, fees, charges or expenses (including reasonable attorneys' fees) of
APP or any of its officers, directors, employees or agents
arising from or relating to:
               (a)	The breach or inaccuracy in any material respect
of any RHEI representation or warranty contained in Article 16 of this Agreement;
               (b)	Any injury or alleged injury to any person
(including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of RHEI or its employees or agents relating to the
development by or on behalf of RHEI of the Licensed Product, labeling (except for APP's trademarks), storage, handling,
shipping or Marketing of Licensed Product; or
               (c)	The enforcement of APP's indemnification rights
hereunder.
Indemnification of RHEI.
        17.2	APP shall indemnify and hold harmless RHEI and its
officers, directors, employees and agents ("RHEI Indemnitee")
against and from any losses, damages, injuries, liabilities, claims, demands, settlement, judgments, awards, fines,
penalties, taxes, fees, charges or expenses (including
reasonable attorneys' fees) of a RHEI Indemnitee or a third
party arising from or relating to:
               (a)	The breach or inaccuracy in any material respect
of any APP representation, warranty or covenant contained in
Article 16 of this Agreement;
               (b)	Any injury or alleged injury to any person
(including death) or to the property of any person not a party hereto arising out of the gross negligence or intentional act or omission of APP or its employees or agents relating to Licensed
Product; or
               (c)	Any injury or alleged injury to any person
(including death) or to the property of any person arising out of the Manufacture by or on behalf of APP of the Licensed
Product; or
               (d)	Any claim that Licensed Product or any trademark
of APP used in connection with Licensed Product in the Territory infringes any third party rights; or
               (e)	The enforcement of RHEI's indemnification rights
hereunder.
        17.3	If any indemnified Party intends to claim
indemnification under this Article 16 it shall promptly notify the other Party in writing of such alleged claim.  The
indemnifying Party shall have the sole right to control the
defense and settlement thereof except that, any such settlement shall be upon the written consent of the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any
action, claim or liability covered by this Article 17.  The
indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying
Party.  In addition, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third party, and such indemnified Party hereby assigns to the indemnifying
Party all claims, causes of action and other rights that the indemnified Party may then have against any third party,
including Affiliates and co-promotion sublicensees, with respect to the claim, suit or proceeding.  Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that any Party shall fail to perform its indemnification obligations under
Section 17.1 or Section 17.2, such Party owing a duty of
indemnification hereby assigns to the indemnified Party to whom indemnification is owed all claims, cause of action and other rights that the Party owing such duty may then have against any third party, including Affiliates and sublicensees with respect to the claim, suit or proceeding.
18.	TERM.
        18.1	Unless sooner terminated as herein provided, this
Agreement shall become effective on the Effective Date and shall continue in effect thereafter until it is terminated in
accordance with the terms hereof.
19.	EXPIRY AND TERMINATION.
        19.1	Unless earlier terminated pursuant to Section 19.2
below, this Agreement shall not expire.  Upon the expiration of the payment term for the license grant in all countries as set forth in Article 11, RHEI shall have a fully paid up, perpetual and non terminable exclusive license in the Territory for the
Licensed Product.
        19.2	At any time during the Term of this Agreement, either
Party may terminate this Agreement forthwith for cause, as
"Cause" is described below, by giving written notice to the
other party.  "Cause" for termination by one party of this
Agreement shall be deemed to exist (i) if the other Party is in material breach or default in the performance or observance of any of the provisions of this Agreement applicable to it, and such breach or default is not cured within 60 days (or 30 days in the case of failure to make royalty or other payments due hereunder) after the giving of written notice by the Party
specifying such breach or default, or (ii) if, with respect to the other Party:
               (a)	(i) a voluntary case under any applicable
bankruptcy, insolvency or other similar law now or hereafter in effect shall be instituted by such Party, or such Party shall consent to the entry of any order for relief in an involuntary case under any such law; (ii) a general assignment for the
benefit of creditors shall be made by such Party; (iii) such
Party shall consent to the appointment of or possession by a receiver, liquidation, trustee, custodian, sequestrator or
similar official of the property of such Party or of any
substantial part of its property; or (iv) such Party shall adopt a directors resolution in furtherance of any of the foregoing actions specified in this subsection (a); or
               (b)	a decree or order for relief by a court of
competent jurisdiction shall be entered in respect of such Party in an involuntary case under any applicable bankruptcy,
insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, trustee, sequestrator or
other similar official of such Party to wind up or liquidate its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of 60 days.
        19.3	RHEI may terminate this Agreement at will, in whole or
in part, upon 60 day written notice to APP in which event RHEI shall remain liable for all of its obligations hereunder that have accrued by the end of such 60-day period.
        19.4	All rights and licenses granted under or pursuant to
this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code ("Bankruptcy
Code") license rights to "intellectual property" as defined
under Section 101(60) of the Bankruptcy Code.  The parties agree that RHEI, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and
elections under the Bankruptcy Code in the event of the
bankruptcy of APP.
        19.5	Upon termination by APP for Cause or by RHEI pursuant
to Section 19.3, RHEI shall, at the request of APP, assign to
APP RHEI's Regulatory Approval or Application for Regulatory
Approval for the Licensed Product in each country in the
Territory; and shall assign to APP RHEI's interest in any
Inventions (including Joint Inventions) relating to the Licensed
Product.
        19.6	Upon termination of this Agreement by APP pursuant to
Section 19.2, the licenses granted to RHEI under this Agreement shall terminate.  Notwithstanding such termination, and subject to the terms and conditions of this Agreement, RHEI may dispose of, by sale or otherwise in the Territory, any remaining
inventory of Licensed Product that RHEI may have in its
possession or control on the date of termination.
        19.7	Upon termination of this Agreement by RHEI pursuant to
Section 19.2 above, the rights and licenses granted hereunder to [***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

RHEI in the Territory shall continue in fall force and effect and (i) any future milestone payments to APP pursuant to Section
8 shall be cancelled and (ii) royalty obligations on future Net
Sales pursuant to Section 11 shall be reduced by [***] as of the termination date and such obligations shall expire [***] after the date of first commercial sale.  Upon such termination, APP shall consent to having its contract manufacturer supply
Licensed Product directly to RHEI, and RHEI shall have the
obligation to continue to pay for such supply and to make full payment of all its obligations hereunder that shall have accrued as of such termination date.
        19.8	Termination shall not release RHEI or APP from any
obligations or liabilities that matured prior to termination, including without limitation the obligations of RHEI to make any payments owing at the time of termination through the date of termination. If the terms of this Agreement expressly state that a right or obligation shall survive expiration or
termination of this Agreement, such right or obligation shall survive expiration or termination to the degree necessary to allow complete fulfillment or discharge of the right or
obligation.  Unless otherwise provided to the contrary, the
provisions of Articles 1, 7, 15, 17 and 20 and Sections 19.4,
19.5, 19.6 and 19.7 of this Agreement shall survive the
expiration or termination of this Agreement.
        19.9	Except as otherwise provided in this Agreement, in the
event of termination or expiration, each of APP and RHEI shall retain ownership of the ideas, Inventions, discoveries,
developments, designs, trademarks, trade secrets, improvements, know how, process, procedures, techniques, formulae, computer programs, drawings, technology(ies) and intellectual and industrial property accorded to each under the terms of this
Agreement.
20.	PUBLICITY.
        20.1	Neither Party will originate any publicity, news
release, public comment or other public announcement, written or oral, or relating to this Agreement, without the written consent of the other Party, except for an initial agreed upon and
jointly issued press release on execution of this Agreement and such further announcements which, in accordance with the advice of legal counsel to the party making such announcement, is
required by law.  The Party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. Either Party shall have the right to make such filings with governmental agencies as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate.
21.	ASSIGNABILITY.
        21.1	This Agreement may be assigned by either Party to an
Affiliate or as part of the sale by either Party of all of its business to which this Agreement may be a part without the consent of the other Party; provided, however, that neither
Party shall assign this Agreement to an Affiliate or any third party that is not reasonably capable of performing all of its obligations under this Agreement and that has not agreed in writing to be bound by all of the terms and conditions of this Agreement. This Agreement may not otherwise be assigned by either Party without the prior written consent of the other
Party, which consent shall not be unreasonably withheld.
        21.2	No assignment permitted by this Article 21 shall serve
to release either Party from liability for the performance of its obligations hereunder.
22.	NOTICES.
        22.1	All notifications, demands, approvals and
communications required to be made under this Agreement shall be given in writing and shall be effective on the date of delivery if personally delivered, sent by facsimile, if followed by prepaid air express or delivered by courier service addressed as set forth below. The Parties hereto shall have the right to notify each other of changes of address during the Term of this Agreement.

        A.P. Pharma, Inc.
        123 Saginaw Drive
        Redwood City, California  94063
        Attention:  President
        Facsimile:  (650) 365-9452

        With a copy to:

        Heller Ehrman LLP
        275 Middlefield Road
        Menlo Park, California  94025
        Attention:  Julian N. Stern
        Facsimile:  (650) 324-0638

        RHEI Pharmaceuticals, Inc.
        300 George Street
        Suite 530
        New Haven, Connecticut  06511
        Attention:  CEO
        Facsimile:  (203) 624-7433

        With a copy to:

        Jones Day
        222 East 41st Street
        New York, New York  10017
        Attention:  Ann L. Gisolfi
        Facsimile:  (212) 755-7306

23.	FORCE MAJEURE.
        23.1	In the event of any failure or delay in the
performance by a Party of any provision of this Agreement due to acts beyond the reasonable control of such Party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of
God, or compliance with or other action taken to carry out the intent or purpose of any law or regulation, or an order or
judgment of any court of competent jurisdiction, whether
interim, temporary, interlocutory or permanent), then such Party shall have such additional time to perform as shall be
reasonably necessary under the circumstances.  In the event of such failure or delay, the affected Party will use its diligent efforts, consonant with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.
24.	MISCELLANEOUS.
        24.1	The parties acknowledge and agree that: (a) each Party
and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each Party hereto and not in
favor of or against either Party regardless of which Party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms
"hereof", "herein", "hereby", and derivative or similar words refer to this entire Agreement; (iv) the terms "Article",
"Section", "Exhibit", "Schedule", or "clause" refer to the
specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) "or" is disjunctive but not necessarily exclusive; and (vi) the term "including" or "includes" means "including without limitation" or "includes without limitation". Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Business Days, whether or not capitalized, means any day except Saturday and Sunday on which commercial banking institutions in
New York are open for business.
        24.2	This Agreement and the confidential disclosure
agreement entered into by the Parties on May 7, 2006 define the full extent of the legally enforceable undertakings of the
parties hereto.  No promise or representation, written or oral, which is not set forth explicitly in this Agreement or the said confidential disclosure agreement is intended by either Party to be legally binding.  Both Parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby neither has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.
        24.3	It is the desire and intent of the Parties that the
provisions of this Agreement shall be enforced to the extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement which substantially affects the commercial basis of this Agreement shall be
determined to be invalid or unenforceable, such provision shall be amended as hereinafter provided to delete therefrom or revise the portion thus determined to be invalid or unenforceable.
Such amendment shall apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction for which such determination is made, provided no unfairness results.  In such event, the Parties agree to use reasonable efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects or commercial basis as the invalid provisions, and this Agreement otherwise shall continue in full force and effect. If the
Parties cannot agree to such revision within 60 days after such invalidity or unenforceability is established, the matter may be submitted by either party to arbitration as provided in this
Agreement to finalize such revision.
        24.4	The waiver by a Party of any single default or breach
or succession of defaults or breaches by the other shall not deprive either party of any right under this Agreement arising out of any subsequent default or breach.
        24.5	All matters affecting the interpretation, validity,
and performance of this Agreement shall be governed by the laws of the State of California without regard to that state's
conflict of laws rules or principles.
        24.6	Nothing in this Agreement authorizes either Party to
act as agent for the other Party as to any matter.  The
relationship between APP and RHEI is that of independent
contractors.
        24.7	Except if a Party reasonably determines that it must
seek a preliminary injunction, temporary restraining order or other provisional relief, any and all disputes between the
Parties relating in any way to the entering into of this
Agreement and/or the validity, construction, meaning,
enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions arising under this
Agreement, except for any disputes relating to the provisions of Articles 14, 17 and 19, shall be settled by binding arbitration.
Such arbitration shall be conducted at San Francisco,
California, if RHEI is the instigating Party and at New Haven, Connecticut, if APP is the instigating Party, in accordance with the rules then pertaining of the American Arbitration
Association with a panel of three arbitrators.  (Each Party
shall select one arbitrator and the two selected arbitrators shall select the third arbitrator.  If the two selected
arbitrators cannot agree on a third arbitrator then the American Arbitration Association shall select said arbitrator from the
National Panel of Arbitrators.) Reasonable discovery as
determined by the Arbitrators shall apply to the arbitration proceeding. The law of the State of California shall apply to the arbitration proceedings.  Judgment upon the award rendered by the arbitrators may be entered in any court having
jurisdiction thereof.  The successful Party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses including
attorney costs.  Both Parties agree to waive, and the
Arbitrators shall have no right to award, punitive damages in connection with an arbitration proceeding hereunder.
        24.8	All rights and obligations of the Parties are subject
to compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals
required by applicable agencies of the governments of the United States and foreign jurisdictions.
        24.9	This Agreement may be executed in counterparts, each
of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

                               A.P. PHARMA, INC.

                               By: /S/ Michael O'Connell
                                  ----------------------
                               Title:  President


                               RHEI PHARMACEUTICALS, INC.

                               By: /S/ Scott B. Kozak
                                  -------------------
                               Title: V.P. Commercial Operations




                        Schedule 1.24

                        Patent Rights
                        -------------

APP Case No.          COUNTRY FILED        Patents or
                                           Application
                                          Serial Numbers
------------          --------------      --------------
10008-7184 CIP        PCT * Taiwan        PCT/US2005/035117
                                            94133844
10008-7208            United States       11/433,834
                                          (Filed May 12, 2006)
10008-7209            United States       60/786,548
                                          (Filed March 27, 2006)

* PCT Application designated 170 countries, including China.



                       Schedule 4.2

                            Data
                            ----

Nonclinical Data - final study reports for:

*	Single dose toxicology studies in dog and rat (Note 1)
*	28-day repeat dose toxicology studies in dog and rat (Note 1)
*	Genotoxicity studies (Ames, mouse lymphoma and mouse
micronucleus) (Note 1)
*	90-day repeat dose toxicology studies in dog and rat
*	Segment II reproductive toxicology studies in rat and rabbit
(Note 1)
*	ADME study of radiolabeled polymer in rat
*	Other studies carried out by APP that are determined to be
necessary for or carried out in support of Licensed Product approval in the Field in the United States.

Clinical Data - final study reports for:

*	Phase I study in normal volunteers (Note 1)
*	Phase II study in patients undergoing chemotherapy (Note 1)
*	Phase III pivotal study:  three-arm blinded, placebo-
controlled study of APF530 250 mg, APF530 500 mg and Aloxi in patients undergoing moderately or highly emetogenic chemotherapy
*	Other studies carried out by APP that are determined to be
necessary for or carried out in support of Licensed Product approval in the Field in the U.S.

CMC Data

*	Results of release and stability tests for Licensed Product
lots supplied to RHEI.
*	Other CMC data that the Parties agree are necessary or useful for RHEI to commercialize APF530 in the Territory

Regulatory Data

*	Cross-reference rights to APP's US IND and APP's US NDA as
required for regulatory approval in the Territory

Marketing Data

*	Final reports of market research conducted by APP (Note 1)

Note 1:  These reports are complete as of the Effective Date



[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                             Schedule 6.1

                    Timing and Sequence of Events for
                    ---------------------------------

            Development and Commercialization of APF530 in China
            ----------------------------------------------------

[***]

All increments of time on the timeline are in months

Actual Dates after Application to Conduct Confirmatory Trials
Dependent upon US NDA Filing


(Footnote continued)